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                                                                     EXHIBIT 1.1


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
                   CHINA EASTERN AIRLINES CORPORATION LIMITED

  (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)

                         PAYMENT OF 2004 FINAL DIVIDEND
                                CLOSURE OF BOOKS

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The Company hereby announces the arrangements in respect of the payment of its
2004 final dividend.
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Reference is made to the 2004 annual results announcement of China Eastern
Airlines Corporation Limited (the "COMPANY") dated 12th April, 2005, the Company's notice dated 13th May, 2005 convening its 2004 annual general meeting (the "AGM") and its announcement dated 30th June, 2005 summarising, among other things, the resolutions passed at the AGM held on that day.

As mentioned in the Company's announcement of 30th June, 2005, its profit distribution proposal for the year 2004 as set out in the AGM notice (including the proposed distribution of a final dividend of RMB0.02 per share (including tax) for the year ended 31st December, 2004 (the "FINAL DIVIDEND")) has been approved by the shareholders of the Company at the AGM.

As determined by the board of directors of the Company in accordance with the relevant provisions under the Company's articles of association (the "ARTICLES"), the Final Dividend will be distributed to shareholders of the Company whose names appear on its registers of members at the close of business on Wednesday, 3rd August, 2005. In compliance with the relevant requirements under the Articles in connection with the distribution of the Final Dividend, the Company's registers will be closed from Friday, 29th July, 2005 to Wednesday, 3rd August, 2005 (both days inclusive), during which period no transfer of the Company's shares will be registered. Therefore, shareholders of the Company's H shares who wish to be listed on the distribution list for the Final Dividend shall lodge their respective instrument(s) of transfer and the relevant share certificate(s) to Hong Kong Registrars Limited, the Company's H share registrar, by 4:00p.m. on Thursday, 28th July, 2005.

The address and contact details of Hong Kong Registrars Limited are as follows:

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Hong Kong Registrars Limited
Shops 1712-1716, 17th Floor, Hopewell Centre
183 Queen's Road East
Wanchai
Hong Kong

Telephone:   +852 2862 8628
Fax:         +852 2865 0990

Pursuant to the Company's 2004 profit distribution proposal as approved by the shareholders at the AGM, the Final Dividend in respect of the A shares of the Company shall be paid in Renminbi whereas the Final Dividend in respect of the H shares of the Company shall be paid in Hong Kong dollars according to the average foreign exchange rate within the five business days after the AGM as published by the People's Bank of China. The applicable exchange rate is therefore ascertained to be HK$100 to RMB106.428 for the purpose of the payment of the Final Dividend. Accordingly, the Final Dividend per H share is HK$0.0188, which is expected to be paid to shareholders of the Company's H shares on or around Wednesday, 24th August, 2005.


                                        By order of the board of directors of
                                               CHINA EASTERN AIRLINES
                                                 CORPORATION LIMITED
                                                     LUO ZHUPING
                                            Director and Company Secretary


The Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the People's Republic of China
13th July, 2005

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